Exhibit 99.1

TIB FINANCIAL CORP. To Present At the Keefe, Bruyette & Woods 10th Annual Community Bank Investor Conference: Investors May Listen to the Live Webcast

Naples, Fla., July 27, 2009 – TIB Financial Corp. (Nasdaq: TIBB) will address analysts and investors attending the Keefe, Bruyette & Woods 10th Annual Community Bank Investor Conference at 4:00 p.m. EDT on July 29, 2009.  Thomas J. Longe, Chief Executive Officer and President and Stephen J. Gilhooly, Executive Vice President, Chief Financial Officer and Treasurer, will discuss TIBB strategy, recent business developments and market opportunities.  The conference can be viewed via web cast at http://www.kbw.com/news/conferences.html and will be archived for 60 days after the event.  You may also access the web cast by going to our web site at www.tibfinancialcorp.com.  A schedule of the speakers will be posted on Keefe, Bruyette & Woods’ web site prior to the conference.  On each day of the conference, there will be live audio with visual presentations.  A replay of the web cast will also be retained on our web site.

About TIB Financial Corp.

Headquartered in Naples, Florida, TIB Financial Corp. is a growth-oriented financial services company with approximately $1.8 billion in total assets and 28 full-service banking offices throughout the Florida Keys, Homestead, Naples, Bonita Springs, Fort Myers, Cape Coral, and Venice.

TIB Financial Corp., through its wholly owned subsidiaries, TIB Bank, The Bank of Venice and Naples Capital Advisors, serves the personal and commercial banking and investment management needs of local residents and businesses in its market areas.  The  companies’ experienced professionals are local community leaders, who focus on a relationship-based approach built around anticipating specific customer needs, providing sound advice and making timely decisions.  To learn more about TIB Bank, The Bank of Venice and Naples Capital Advisors, Inc., visit www.tibbank.com, www.bankofvenice.com  and www.naplescapitaladvisors.com, respectively.

Copies of recent news releases, SEC filings, price quotes, stock charts, and other valuable information may be found on TIB's investor relations site at www.tibfinancialcorp.com.  For more information, contact Thomas J. Longe, Chief Executive Officer and President, at (239)-263-3344, or Stephen J. Gilhooly, Executive Vice President, Chief Financial Officer and Treasurer, at (239) 659-5876.

Except for historical information contained herein, the statements made in this press release constitute "forward-looking" statements within the meaning of the Private Securities Litigation Reform Act of 1995, which invoke significant risks and uncertainties.  Certain factors, including those outside the company's control, may cause actual results to differ materially from those discussed in the forward-looking statements.